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                                                                     EXHIBIT 2.2

                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT"), dated as Of May 17, 2004, by and among Amkor Assembly & Test (Shanghai) Co., Ltd., a wholly-foreign owned enterprise established under the law of the People's Republic of China ("BUYER"), and IBM interconnect Packaging Solutions (Shanghai) Co., Ltd., a wholly-foreign owned enterprise established under the law of the People's Republic of China ("SELLER";"IBM")

                              W I T N E S S E T H:

      WHEREAS, Seller wishes to sell certain assets; and

      WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer; the Transferred Assets (as defined below) for the purchase price and subject to the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants, agreements, representations and warranties hereinafter set forth, Buyer and Seller hereby agree as follows:

                                  DEFINITIONS.

      CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meaning specified below:

      "AFFILIATE" shall mean, as to any Person, any other Person or entity that is controlling, controlled by or under common control with such Person or entity.

      "ALLOCATION STATEMENTS" shall have the meaning set forth in Section 3.1.

      "ASSUMED LIABILITIES" shall have the meaning set forth in Section 1.4.

      "ASSUMPTION AGREEMENT" shall mean the Assignment and Assumption Agreement in the form set out in Exhibit A to be entered into by the Parties on the Closing Date and by which Buyer assumes the Assumed Liabilities.

      "BUSINESS DAY" shall mean a day (other than Saturday or Sunday or a Public holiday in China) in which banks are open for business in China.

      "BURDENSOME CONDITION" shall mean any action taken, or credibly threatened, by or before any Governmental Authority or other Person to challenge the legality of the transactions contemplated by the Operative Agreements or that would otherwise deprive a Party of the material benefit of any such transaction, including, (i) the pendency of an investigation by a Governmental Authority (formal or informal), (ii)the institution of any litigation, or threat thereof, (iii) an order by a Governmental Authority

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of competent jurisdiction preventing consummation of the transactions contemplated by the Operative Agreements or placing material conditions or limitations upon such consummation, or (iv) the issuance of any subpoena, civil investigative demand or other request for documents or information relating to such transactions that is unreasonably burdensome in the reasonable judgment of the applicable Person.

      "CONTRACT(S)" shall mean any written and signed agreement, contract, commitment, instrument, document, certificate or other written and signed binding arrangement or understanding (each, including all amendments thereto).

      "CLOSING" shall have the meaning set forth in Section 2.1.

      "CLOSING DATE" shall have the meaning set forth in Section 2.1.

      "CLOSING STATEMENT" shall have the meaning set forth in Section 2.3.

      "CODE" shall have the meaning set forth in Section 3.1.

      "CONFIDENTIALITY AGREEMENT" shall mean the confidentiality agreement between Amkor Technology, Inc. and International Business Machines Corporation, dated October 17, 2003.

      "DATE OF EXECUTION" shall mean the date this Agreement and the other Operative Agreements identified for signature on that date are signed.

      "DISCLOSURE SCHEDULE" shall have the meaning set forth in Article VI hereto.

      "EXCLUDED ASSETS" shall mean (i) such items of tangible personal property as are listed on the sub-schedules to Schedule 1.2, (ii) all contracts among Seller and/or its Affiliates, (iii) all software and intellectual property of any kind not associated with the Premises, (iv) all interests of Seller in real property (except for Seller's rights and interests related to the Transferred Assets set forth in Schedule 1.1) and, (v) such tangible property that is deemed to be an Excluded Asset pursuant to the procedure set forth in Section 1.2A.

      "GOVERNMENTAL ACTIONS" shall mean any authorizations, consents, approvals, waivers, exceptions, variances, franchises, permissions, permits, and licenses of, filings and declarations with, Governmental Authorities.

      "GOVERNMENTAL AUTHORITY" shall mean any court, governmental or administrative agency or commission or other governmental agency, authority, instrumentality or regulatory body, domestic or foreign.

      "GOVERNMENTAL RULE" shall mean any statute, law, rule, code, ordinance, regulation, notice, circular, standard, or order of any Governmental Authority or any

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judgment, decree, injunction, writ, order or like action of any court, arbitrator or other judicial tribunal of competent jurisdiction, domestic or foreign.

            "INTELLECTUAL PROPERTY AGREEMENT" shall mean the agreements entitled "Patent License Agreement" and "Intellectual Property Agreement", each between Amkor Technology, Inc, and International Business Machines Corporation entered into on the Date of Execution.

            "LIENS" shall mean pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

            "LIMITATION AMOUNT" Shall have the meaning set forth in
Section 10.3.

            "OPERATIVE AGREEMENT" shall mean this Agreement, the Assumption Agreement, and the Real Estate Property and License Agreement.

            "PARTIES" shall mean Buyer and Seller.

            "PARTY" shall mean Buyer or Seller.

            "PERMITTED LIENS" shall mean: (i) Liens for Taxes either not due and payable or due but for which notice of assessment has not been given, or which may thereafter be paid without penalty; (ii) all encumbrances, covenants, easements, and restrictions of record application to the Premises; (iii) any Liens described on Schedule A; and (iv) Liens arising by operation of law.

            "PERSON" shall mean any individual, firm, corporation, partnership, joint stock company, unincorporated association, limited liability company, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise ) of such entity.

            "PRC" OR "CHINA" means the People's Republic of China, but for the purpose of this Agreement, shall exclude the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

            "PRE-CLOSING TAX PERIOD" shall have the meaning set forth in
Section 3.2

            "PREMISES" shall mean the land, buildings and other ancillary structures, facilities, utilities, permanent infrastructure and other fixed assets located on the land, identified as Lot CSC4 and Lot GSC5 located No. 111 Ying Lun Road, Waigaoqiao free trade Zone, Shanghai, the People's Republic of China.

            "PURCHASE PRICE" shall have this meaning specified in Section 1.3.

            "REAL ESTATE PROPERTY AND LICENSE AGREEMENT" shall mean the real estate property and license Agreement between Seller and Buyer dated the date hereof.

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                            ASSET PURCHASE AGREEMENT

            THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT"), dated as of May 17, 2004, by and among Amkor Assembly & Test (Shanghai) Co., Ltd., a wholly-foreign owned enterprise established under the law of the People's Republic of China ("BUYER"), and IBM Interconnect Packaging Solutions (Shanghai) Co., Ltd., a wholly-foreign enterprise established under the law of the People's Republic of China ("SELLER"; "IBM").

                                   WITNESSETH:

            WHEREAS, Seller wishes to sell certain assets; and

            WHEREAS, Buyers wishes to purchase from Seller, and Seller wishes to sell to Buyer, the Transferred Assets (as defined below) for the purchase price and subject to the terms and conditions hereinafter set forth.

            NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants, agreements, representations and warranties hereinafter set forth, Buyer and Seller hereby agrees as follows:

                                  DEFINITIONS.

            CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meaning specified below:

            "AFFILIATE" shall mean, as to any Person, any other Person or entity that is controlling, controlled by or under common control with such Person or entity.

            "ALLOCATION STATEMENTS" shall have the meaning set forth in
Section 3.1.

            "ASSUMED LIABILITIES" shall have the meaning set forth in
Section 1.4.

            "ASSUMPTION AGREEMENT" shall mean the Assignment and Assumption Agreement in the form set out in Exhibit A to be entered into by the Parties on the Closing Date and by which Buyer assumes the Assumed Liabilities.

            "BUSINESS DAY" shall mean a day (other than Saturday or Sunday or a public holiday in China) in which banks are open for business in China.

            "BURDENSOME CONDITION" shall mean any action taken, or credibly threatened, by or before any Government Authority or other Person to challenge the legality of the transactions contemplated by the Operative Agreements or that would otherwise deprive a Party of the material benefit of any such transaction including (i) the pendency of an investigation by a Governmental Authority (formal or informal), (ii) the institution of any litigation, or threat thereof, (iii) an order by a Government Authority

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of competent jurisdiction preventing consummation of the transactions contemplated by the Operative Agreements or placing material conditions or limitations upon such consummation, or (iv) the issuance of any subpoena,civil investigative demand or other request for documents or information relating to such transactions that is unreasonably burdensome in the reasonable judgment of the applicable Person.

            "CONTRACT(S)" shall mean any written and signed agreement, contract, commitment, instrument, documents, certificate or other written and signed binding arrangement or understanding (each, including all amendments thereto).

            "CLOSING" shall have the meaning set forth in Section 2.1.

            "CLOSING DATE" shall have the meaning set forth in Section 2.1.

            "CLOSING STATEMENT" shall have the meaning set forth in Section 2.3.

            "CODE" shall have the meaning set forth in Section 3.1.

            "CONFIDENTIALITY AGREEMENT" shall mean the confidentiality agreement between Amkor Technology, Inc, and International Business Machines Corporation, dated October 17,2003.

            "DATE OF EXECUTION" shall mean the date this Agreement and the other Operative agreement identified for signature on that date are signed.

            "DISCLOSURE SCHEDULE" shall have the meaning set forth in Article VI hereto.

            "EXCLUDED ASSETS" shall mean (i) such items of tangible personal property as are listed on the sub-schedules to Schedule 1.2. (ii) all contracts among Seller and/or its Affiliates, (iii) all software and intellectual property of any kind not associated with the Premises, (iv) all interests of Seller in real property (except for Seller's rights and interests related to the Transferred assets set forth in Schedule 1.1) and, (v) such tangible property that is deemed to be an Excluded Asset pursuant to the procedure set forth in
Section 1.2A.

            "GOVERNMENT ACTIONS" shall mean any authorizations, consents, approvals, waivers, exceptions, variances, franchises, permissions, permits, and licenses of, and filings and declarations with, Government Authorities.

            "GOVERNMENT AUTHORITY" shall mean any court, governmental or administrative agency or commission or other governmental agency, authority, instrumentality or regulatory body, domestic or foreign.

            "GOVERNMENT RULE" shall mean any statute, law, rule, code, ordinance, regulation, notice, circular, standard, or order of any Government Authority or any

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judgment, decree, injunction, writ, order or like action of any court, arbitrator or other judicial tribunal of competent jurisdiction, domestic or foreign.

            "INTELLECTUAL PROPERTY AGREEMENTS" shall mean the agreements entitled " Patent License Agreement" and "Intellectual Property Agreement", each between Amkor Technology, Inc, and International Business Machines Corporation, entered into on the Date of Execution.

            "LIENS" shall mean pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

            "LIMITATION AMOUNT" shall have the meaning set forth in
Section 10.3.

            "OPERATING AGREEMENTS" shall mean this Agreement, the Assumption Agreement, and the Real Estate Property and License Agreement.

            "PARTIES" shall mean Buyer and seller.

            "PARTY" shall mean Buyer or seller.

            "PERMITTED LIENS" shall mean; (i) Liens for Taxes either not due and payable or due but for which notice of assessment has not been given, or which may thereafter be paid without penalty; (ii) all encumbrances, covenants, easements, and restrictions of record applicable to the premises; (iii) any Liens described on Schedule A; and (iv) Liens arising by operation of law.

            "PERSON" shall mean any individual, firm, corporation, partnership, joint stock company, unincorporated association, limited liability company, trust. joint venture, Governmental Authority or other entity, and shall include any successor (by merger of otherwise) of such entity.

            "PRC" OR "CHINA" means the People's Republic of China, but for the Purpose of this Agreement, shall exclude the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

            "PRE-CLOSING TAX PERIOD" shall have the meaning set forth in section 3.2.

            "PREMISES" shall mean the land, buildings and other ancillary structures, facilities, utilities, permanent infrastructure and other fixed assets located on the land, identified as Lot GSC4 and Lot GSC5 located at No 111 Ying Lun Road, Waigaoqiao Free Trade Zone, Shanghai, the People's Republic of China.

            "PURCHASE PRICE" shall have the meaning specified in Section 1.3.

            "REAL ESTATE PROPERTY AND LICENSE AGREEMENT" shall mean the real estate property and license agreement between Seller and Buyer dated the date hereof.

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            "STRADDLE PERIOD" shall have the meaning set forth in Section 3.2.

            "SUBCONTRACTED WORK" shall have the meaning set forth in
Section 4.1.

            "SUBSIDIARY" of any Person shall mean a corporation, company, or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such entity is, now or hereafter owned or controlled, directly or indirectly, by such Person, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

            "TAX" OR "TAXES" shall have the meaning set forth in Section 3.5.

            "TAX RETURNS" shall have the meaning set forth in Section 3.2.

            "TRANSFERRED ASSETS" shall mean such items of tangible property and documentation (in hard or soft format) related to the Premises, including but not limited to discs, drawings, designs, specifications and reports, and all rights and interests of Seller under the Contracts related to such property and as are listed on Schedule 1.1 to this Agreement Transferred Assets shall also include such tangible property that is deemed to be a Transferred Assets pursuant to the procedure set forth in Section 1.2A, Notwithstanding anything to the contrary, Transferred Assets shall no include any Excluded Assets.

            "XIN" means Shanghai Waigaoqiao Free Trade Zone Xin Development Co., Ltd, a limited liability company established under the PRC law.

                     ARTICLE I. PURCHASE AND SALE OF ASSETS.

      1.1 TRANSFERRED ASSETS. Upon the terms and subject to the conditions hereof, as of the Closing Date, Seller as beneficial owner hereby sells, transfers, conveys, assigns and delivers to Buyers, and Buyer hereby purchases and accepts from Seller, all right, title and interest or Seller in and to the Transferred Assets. The Transferred Assets will be made available on the Closing Date, at the Premises.

      1.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary in this Agreement, the Excluded Assets will be returned by Seller and are excluded from the Transferred Assets. All intellectual property matters are addressed exclusively in the Intellectual Property Agreements, and no intellectual property matters are included in the subject matter of this Agreement.

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      1.2A. OTHER TANGIBLE PROPERTY; CONTRACTS. If within fifteen (15) months after the Closing Date, the Parties discover tangible property at the Premises that is not contained on Schedule 1.1 or Schedule 1.2, respectively or mutually determine that certain material Contracts (other than contracts regarding intellectual property matters) were mistakenly omitted from Schedule 1.4 (and such tangible property or material Contracts do not otherwise constitute Excluded Assets or Assumed Liabilities, respectively), then the Parties shall work in good faith to resolve such omission. With respect to tangible property located in, on or attached to the Premises, if the Parties cannot resolve such matter, it shall be resolved as follows: (1) if, prior to the Closing Date, such property was not primarily utilized in the day-to-day activities of the Seller employees located at the Premises, then such property shall be a Transferred Assets; and (2) If, prior to the Closing Date, such property was primarily utilized in the day-to-day activities of the Seller employees located at the Premises, then such property shall be an Excluded Asset. Following the date that is fifteen (15) months after the Closing Date, any tangible property not contained on Schedule 1.1 or Schedule 1.2 or tangible property that is the subject or the Assumed Liabilities in Schedule 1.4A or 1.4B, or allocated as described in the preceding sentence, shall be assumed to be a Transferred Asset if in the Possession of Buyer and an Excluded Asset if in possession of Seller.

      1.3. CONSIDERATION. (a) The Purchase Price to be paid by Buyer to Seller for the Transferred Assets and the Assumed Liabilities (the "PURCHASE PRICE") shall be thirty-two million U.S. Dollars (US$32,000,000), which shall be payable in two installments: twenty million U.S. Dollars (US$20,000,000) payable on the Closing Date and twelve million U.S. Dollars (US$12,000,000) payable on or before November 30, 2004. Buyers shall pay to Seller such installments by electronic funds transfer, in immediately available funds in U.S. Dollars, to the following account:

      ACCOUNT NAME: IBM Interconnect  Packaging Solutions(Shanghai) Co. Ltd.
      BANK: Bank of China, Shanghai Waigaoqiao Free Trade Zone Sub-Branch ACCOUNT NUMBER: 06-148250378891
      REFERENCE BANK ADDRESS: No. 355 Fute Road Waigaoqiao Free Trade Zone ABA ROUTING NUMBER: 026003269
      BANK CONTACT: Zhao Yi/Tel. 86-21-58662908

      1.4. ASSUMED LIABILITIES.

      Upon the terms and subject to the conditions hereof, as of the Closing, Seller or Seller's Affiliates, if applicable, will assign and transfer to Buyer, and Buyer will assume the commitments, liabilities and obligations of Seller under the Contracts listed on Schedule 1.4A, (together the "ASSUMED LIABILITIES") pursuant to an Assumption Agreement in the form attached as Exhibit A. Unless described on schedule 1.4B, Buyer is not assuming and undertaking, and Seller shall remain liable for, any obligations or liabilities of Seller, contingent or otherwise, whenever asserted, relating to periods on or prior to the Closing Date, or work performed during such periods and such obligations and liabilities are specifically excluded from the Assumed Liabilities. Without limiting the generality of the foregoing, except for the Assumed Liabilities or as provided in the

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Operative Agreement. Buyer is not assuming or undertaking any obligations or liabilities of Seller to any assets or Contracts which are not included in the Transferred Assets or the Assumed Liabilities. Notwithstanding anything to the contrary, the Assumed Liabilities do not include Excluded Assets or any obligations or liabilities relating to or in respect of any Excluded Assets. In addition, except as set forth in the Operative Agreements, Buyer shall not assume any liabilities of Seller whether accrued, absolute or contingent, recorded or unrecorded or otherwise, and the sellar shall be responsible for all accounts due and payable, accrued expenses, and Taxes that relate to the period on or prior to the Closing Date, including, but not limited to the foregoing and all liabilities and obligations of Seller with respect to current or former employees, directors and independent contractors of Seller on or prior to the Closing Date.

                               ARTICLE II. CLOSING.

      2.1. CLOSING DATE. Subject to the conditions set forth in Articles VII and VIII, the closing of the transaction provided for in this Agreement (the "CLOSING") shall take place at the East Fishkill offices of Seller's Affiliate, International Business Machines Corporation, within five(5) Business Days after the satisfaction or waiver of the conditions set forth in Articles VII and VIII occurs, or at such other time or on such other day as may be agreed by Seller and Buyer (the "CLOSING DATE"). The Parties intend that the Closing Date be on or before May 31,2004. All transaction provided for herein are to occur on and as of the Closing date and shall be deemed to have occurred simultaneously and the Closing shall be deemed complete at 11:59:59 pm China time on the Closing Date. In the event that Closing shall not take place due to any failure to satisfy any or all the conditions precedent mentioned in Article VII or Article VIII, this Agreement shall ipso facto cease and all parties hereto shall have no claims against each other.

      2.2. CLOSING. (a) On Closing, seller shall (i) make the Transferred Assets available to Buyer at the Premises, (ii) execute such conveyances, transfers, assignments, and documents of title that are listed and attached as Schedule 2.2(a)1 or as the Parties may otherwise agree and (iii) procures such consents with respect to the Assumed Liabilities or as the Parties may otherwise agree. Title to the "Transferred Assets shall pass to Buyer and Buyer's assumption of the Assumed Liabilities shall occur at the Closing.

      (b) At 11:59:59 pm China time on the Closing Date and to the extent that they are transferable by Seller, Seller hereby assigns any and all manufacturer's warranties, conditions, guarantees or indemnities are transferable hereunder without further expenditure by Seller and without additional assistance by Seller. For the avoidance of doubt, no such transfer shall constitute a transfer of any of Seller's obligations or liabilities under any relevant Seller Contracts unless such Seller Contracts are Assumed Liabilities.

      2.3. CLOSING STATEMENT. At the Closing Seller will prepare and deliver to Buyer a closing statement for the physical assets that constitute Transferred Assets

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(The "CLOSING STATEMENT"), as of the Closing Date. The purpose of the Closing
Statement is to correctly reflect any changes in the listing of the physical assets that constitute the Transferred Assets, between the Date of Execution and the Closing which occurred in the ordinary course of business. The Closing Statement shall become final and binding upon the Parties unless Buyer gives written notice of its disagreement of such items included on or excluded from the Closing Statement within fifteen (15) days following Buyer's receipt of the Closing Statement. Any such notice shall specify in reasonable detail the nature of any disagreement so asserted.

                            ARTICLE III. TAX MATTERS.

      3.1 ALLOCATION OF PURCHASE PRICE. Within thirty (30) days of the Closing Date, Buyer shall prepare an allocation of the Purchase Price, allocating the total of the Purchase Price (and other payments properly treated as additional Purchase Price for Tax purposes) to the different Transferred Assets and the Assumed Liabilities pursuant to Section 1000 of the United States Internal Revenue Code of 1986, as amended, and the United States Treasury Regulations promulgated thereunder (hereinafter the "CODE") (the "ALLOCATION STATEMENTS") and provide Seller with the Allocation Statements and all supporting documentation for Seller's review and consent, which will not be unreasonably withheld.

      Buyer and Seller shall each file all income, franchise and other Tax Returns (as defined below), and execute such other documents as may be required by any Governmental Authority, in a manner consistent with the Allocation Statements. Buyer shall prepare the Form 8594 under Section 1060 of the Code based on the Allocation Statements and deliver such form and all documentation used in the preparation and support of such Allocation Statements and Form (including, but not limited to, appraisals) to the Seller within 30 days after finalizing of the Allocation Statements. The Buyer and the Seller agree to file such form with each relevant taxing authority and to refrain from taking any position inconsistent with such form or Allocation Statements.

      3.2. FILLING OF RETURNS AND PAYMENT OF TAXES. Seller shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax returns, reports and forms (herein "TAX RETURNS") and shall pay, or cause to be paid, when due all Taxes relating to the Transferred Assets and the Assumed Liabilities attributable to any taxable period which ends on or prior to the Closing Date (herein "PRE-CLOSING TAX PERIOD"). Buyer shall prepare and title, or cause to be prepared and filed, with the appropriate authorities all Tax Returns, and shall pay, or cause to be paid, when due all Taxes relating to the Transferred Assets and Assumed Liabilities attributable to taxable periods which are not part of the Pre-Closing Tax Period. If, in order to properly prepare its Tax Returns required to be filed with Governmental Authorities, it is necessary that a party be furnished with additional information, documents or records relating to the Transferred Assets and the Assumed Liabilities, both Seller and Buyer agree to use reasonable efforts to furnish or make available such existing, non-privileged information at the recipient's request, cost and expense provided, however, that no party shall be entitled to review or examine the Tax Returns of any other party.

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For purpose of this Section 3.2, in the case of any Taxable period that includes
(but does not end on) the Closing Date (a "STRADDLE PERIOD"), the Taxes for the Pre-Closing Tax Periods shall be computed as if the Pre-Closing Tax Period ended as of the close of business on the Closing Date and the amount of Taxes for taxable periods that are not part of the Pre-Closing Tax Period shall be the excess, if any, of (x) the Taxes for the Straddle Period over (y) the Taxes for the Pre-Closing Tax Period.

      3.3 REFUNDS AND CREDITS. Any refunds and credits attributable to the Pre-Closing Tax Period shall be for the amount of the Seller.

      3.4 TRANSFER TAXES. Except as provided in Section 9.3, all transfer, documentary, sales, use, registration, value-added, stamp duty, goods and services, real estate transfer, and any similar taxes and related fees (including interest, penalties and additions to tax) incurred in connection with this Agreement, the other Operative Agreements and the transactions contemplated, hereby and thereby shall be borne by Buyer, in addition to the consideration provided for in Section 1.3. To the extent permitted by applicable law, Buyer and Seller shall cooperate with each other to obtain exemptions from such taxes, provided that neither party shall be obligated to seek any exemption that could reasonable be expected to result in any government audit of its books and records.

      3.5 TAX DEFINITIONS. For purposes of this Agreement, "TAX" or "TAXES" shall mean all taxes, imports, duties, withholdings, charges, fees, levies, or other assessments imposed by any governmental or taxing authority, whether domestic or foreign, (including but not limited to, income, excise, property, sales, use, transfer, conveyance, payroll, or other employment related tax, license, registration, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated severance, stamp taxes, taxes based upon or measured by capital stock, net worth or gross receipts and other taxes) together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts and any obligations under any agreement or arrangements with any Person with respect to such amounts.

                        ARTICLE IV ADDITIONAL AGREEMENTS.

      4.1 CONSENTS, NOVATIONS AND SUBCONTRACTED WORK. Buyer and Seller shall use reasonable efforts to obtain, as soon as practicable, all requisite consents to transfers, assignments and novations, as the case may be, of all of the Transferred Assets and the Assumed Liabilities. Buyer shall cooperate with Seller (including where necessary, entering into appropriate instruments of assumption as shall be agreed upon) to have Seller released from all liability (other than any liabilities arising prior to the Closing Date) to third parties with respect to the Assumed Liabilities and the Parties will each solicit such releases concurrently, in a manner acceptable to the Parties, with the solicitation of consents from third parties to the transfer, assignment and novation of the Transferred Assets and the Assumed Liabilities, provided, that neither Party shall be

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required to grant any additional consideration to any third party in order to obtain any such consent, novation, assumption or release. With respect to any Assumed Liabilities for which Seller has any secondary liability to third parties. Bayer shall provide Seller reasonable access and information in order for Seller to ascertain continuing compliance by Buyer with all contract terms and conditions applicable thereto. The material consents to assignments or novations identified by the Parties as of the Date of Execution, if any, are listed on Schedule 4.1. If any such required consents and novations cannot be secured without the incurring of any significant additional costs, where additional action is deemed necessary by the Parties, the Parties hereby agree to proceed with respect to the underlying rights and obligations as shall permit Buyer to perform the obligations of Seller thereunder, as a subcontractor or otherwise, and Buyer to obtain the benefit thereof and to the use of the Transferred Assets (the "SUBCONTRACTED WORK"); and until the requisite consents and novations are obtained, such obligations will not be deemed to be included in the Assumed Liabilities and nothing contained herein will be deemed to constitute a breach of the contract underlying such rights and obligations. Buyer agrees to diligently perform and discharge the obligations of Seller in connection with the Subcontracted Work directly, or indirectly through Seller, as applicable; and to the extent that consents to assignment and novation are obtained after the Closing, the Parties agree that such obligations will no longer be considered to be Subcontracted Work at such time, but will instead be deemed to be Assumed Liabilities for all purpose of its Agreement.

      4.2 REAL ESTATE PROPERTY AND LICENSE AGREEMENT. The Real Estate Property and License Agreement entered into by the Parties dated the date hereof contains certain agreements between the Parties related to the Premises.

      4.3. FURTHER ACTION. Each of the Parties agrees to execute and deliver, or, if applicable, to cause its Affiliates to execute and deliver, after the Closing Date such other documents, certificates, agreements and other writings and to take such other commercially reasonable actions as may be necessary or desirable, in the opinion of both Parties' counsel, in order to consummate or implement expeditiously the transactions contemplated under this Agreement.

      4.4. DISCHARGE OF ASSUMED LIABILITIES. Prior to the closing, Seller shall discharge the Assumed Liabilities on a timely basis and in accordance with their terms and Seller agrees that Buyer shall have no liability for any failure of Seller to so discharge the Assumed Liabilities in accordance with their terms. Following the Closing, Buyer shall discharge the Assumed Liabilities on a timely basis and in accordance with their terms and Buyer agrees that Seller shall have no liability for any failure of Buyer to so discharge the Assumed Liabilities in accordance with their terms.

      4.5. POST-CLOSING PAYMENTS. The Parties acknowledge that, after the Closing Date, Seller may make payments to third parties on behalf of Buyer associated with certain Transferred Assets and Assumed Liabilities. Buyer agrees to reimburse Seller for such payments, to the extent that they relate to the period after the Closing, promptly upon receipt of an invoice from Seller. Seller shall invoice Bayer monthly on the fifteenth (15th)day of each month. If Buyer disputes such invoice on the basis that

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such payment did not relate to the Transferred Assets or the Assumed Liabilities for any period after the Closing, Buyer shall, within fourteen (14) calendar days of receiving such invoice, give notice to Seller of such dispute and the Parties shall set in good faith to immediately resolve such dispute. All amounts payable by Buyer to Seller pursuant to this Section 4.5, shall be paid in immediately available funds in U.S. Dollars to Seller's account set forth in
Section 1.3.

      4.6. LICENSE AND PERMITS. Buyer must seek a regulatory or other permitted transfer of, or obtain through separate application for itself, any applicable licenses and permits, including environmental licenses and permits, which are required for Buyer's operation or ownership of the Transferred Assets. For ninety (90) days from the Date of Execution, Seller will, to the extent that Seller deems commercially reasonable, assist Buyer in such matters.

               ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER

      As of the Date of Execution and as of the Closing Date, Buyer hereby represents and warrants to Seller as follows:

      5.1. INCORPORATION. Buyer is a corporation duly organized and validly existing in good standing under the laws of the People's Republic of China, with all requisite corporate power and authority to own its properties and conduct its business as now being conducted, and is duly qualified in each jurisdiction in which its ownership of property requires such qualification except where the failure to [ILLEGIBLE] qualify would not have a material adverse effect on Buyer.

      5.2. BINDING EFFECT, AUTHORIZATION; VALIDITY TO AGREEMENT. Buyer has the requisite corporate power and authority to execute and deliver each of the Operative Agreements and to perform its obligations under each of the foregoing. Each of the Operative Agreements has been duly and validly authorized, executed and delivered by Buyer and constitutes the legal, valid and binding obligations of Buyer in accordance with its respective terms. No other corporate actions or proceeding on the part of Buyer are necessary to authorize the Operative Agreement and the transactions contemplated by any of the foregoing.

      5.3. NO CONFLICT. The Execution and delivery by Buyer of this Agreement and the other Operative Agreement does not, and the performance by Buyer of its obligations hereunder and thereunder do not and will not:

      (a) conflict with or result in a breach of any of the provisions of its Articles of Association;

      (b) breach, violate or contravene any Governmental Rule, or create any right of termination or acceleration or Lien, that individually or in the aggregate, would have [ILLEGIBLE] material adverse effect on (i) its authority or ability to perform any of its obligations.

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under this Agreement or the other Operative Agreements or (ii) accept transfer and assignment of the Transferred Assets and the Assumed Liabilities, or

      (c) conflict in any respect with, or result in a breach of or default under, any Contract, license, franchise, permit or any other agreement or instrument to which Buyer or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of its or their properties may be affected or bound that, individually or in the aggregate, would have a material adverse effect on(i) its authority or ability to perform its obligations under this Agreement or the other Operative Agreements or (ii) the Assumed Liabilities (except for agreements and instruments that required the consent or approval of a third party after the Date of Execution and on or before Closing, or such other date as the Parties may agree, for the transactions contemplated by this Agreement).

      5.4. NO BROKER. Neither Buyer nor any of its Subsidiaries has engaged any corporation, firm or other Person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation or this Agreement or the other Operative Agreements or the consummation of the transactions contemplated hereby and thereby, and Buyer shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of Buyer or any of its Subsidiaries in connection with the transactions contemplated hereby and thereby.

      5.5. ACTIONS AND PROCEEDINGS. There are no (a) outstanding judgments, orders, writs, injunctions or decrees of any court, Governmental Authority or arbitration tribunal that have a material adverse effect on the Buyer's ability to perform its obligations under the Operative Agreements, or (b) actions, suits, claims or legal, administrative or arbitration proceedings pending or, to the knowledge of Buyer, threatened against Buyer that have a material adverse effect on the Buyer's ability to perform its obligations under the Operative Agreements.

              ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF SELLER

      As of the Date of Execution and as of the Closing Date and except as set forth on the disclosure schedule delivered by the Seller to Buyer (the "DISCLOSURE SCHEDULE"), Seller hereby represents and warrants to Buyer as follows.

      6.1. INCORPORATION. Seller is a duly incorporated and validly existing corporation in good standing under the lows of the People's Republic of China, with all requisite corporate power and authority to own its properties and conduct its business, and is duly qualified in each jurisdiction in which its ownership of property requires such qualification except where the failure to so quality would not have a material adverse effect upon the Transferred Assets.

      6.2. BINDING EFFECT; AUTHORIZATION; VALIDITY OF AGREEMENT. Seller has the requisite corporate power and authority to execute and deliver the Operative Agreements and to perform its obligations under each of the foregoing. Each of the Operative Agreement has been duly and validly authorized, executed and delivered by Seller and

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constitutes the legal, valid and binding obligations of Seller in accordance with its respective terms. No other corporate actions or proceedings on the part of Seller are necessary to authorize the Operative Agreement and the transactions contemplated by any of the foregoing.

      6.3. NO CONFLICT. The execution and delivery by Seller of this Agreement and the other Operative Agreement does not, and the performance by Seller of its obligations hereunder and thereunder do not and will not:

      (a) conflict with, or result in a breach of, an of the provisions of its Articles of Association;

      (b) breach, violate or contravene any Governmental Rule or create any right of termination or acceleration or Liens, that, individually or in the aggregate, would have a material adverse effect on (i) its authority or ability to perform its obligations under the Operative Agreements, or (ii) the Transferred Assets, or

      (c) conflict in any respect with, or result in a breach of or default under, any Contract, license, franchise, permit or any other agreement or instrument to which Seller or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of its or their properties may be affected or bound that, individually or in the aggregate, would have a material adverse effect on (i) its authority or ability to perform its obligations under this Agreement or the other Operative Agreements, or (ii) the Transferred Assets (except for agreements and instruments that require the consent or approval of a third party after the Date of Execution and on or before Closing, or such other date as the Parties may agree, for the transactions contemplated by this Agreement).

      6.4. NO BROKER. Seller has engaged no corporation, firm or other Person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation of this Agreement or the other Operative Agreements or the consummation of the transactions contemplated hereby and thereby, and Seller shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of Seller in connection with the transactions contemplated hereby.

      6.5. TITLE TO THE TRANSFERRED ASSETS. Seller or a Seller Affiliate has good and marketable title to the Transferred Assets listed on Schedule 1.1 and the tangible property that is the subject of the Assumes Liabilities in Schedule 1.4A hereto, free and clear of any Liens, other than Permitted Liens. At Closing, all of the Transferred Assets shall be transferred by Seller to the Buyer free and clear of any and all Lien (other than Permitted Liens), together with any and all consents of third parties required to transfer the Transferred Assets to the Buyer, except where the failure to obtain such consent would not have a material adverse effect on the Transferred Assets collectively.

      6.6. ACTIONS AND PROCEEDING. There are no (a) outstanding judgments, orders writs, injunctions or decrees of any court, Governmental Authority or arbitration tribunal

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that have a material adverse effect on the Seller's ability to perform its obligations under the Operative Agreements; or (b) actions, suits, claims or legal, administrative or arbitration proceedings pending or, to the knowledge of Seller, threatened against Seller that have a material adverse effect on the Seller's ability to perform its obligations under the Operative Agreements.

      6.7. NO RIGHTS IN OTHERS TO TRANSFERRED ASSETS. Neither Seller nor any Affiliate of Seller is party to any outstanding Contracts giving any Person any present or future right to require Seller to transfer to any Person any ownership or possessory interest in, or to grant any lien on, any of the Transferred Assets, other than pursuant to this Agreement.

      6.8. CONTRACTS. Schedule 1.1 and 1.4 together contain a true and complete list of material contracts related to the Premises and included in the Transferred Assets and Assumed Liabilities. Seller has performed or is performing all material obligations required to be performed by it under such Contracts and is not (with or without notice, lapse of time or both) in breach or default in any material respect thereunder; and, to the knowledge of Seller, no other party to any of such Contracts is (with or without notice or lapse of time or both) in breach or default in any material respect thereunder. All the Contracts relating to the Transferred Assets have been either completed, ongoing, terminated or suspended as specified in the "remarks" column of the table attached hereto as Schedule 1.1 and that all Contracts regarding the Assumed Liabilities, listed on Schedule 1.4, and marked "suspended" may be resumed at the sole option or Seller and/or assigned by Seller in Buyer without penalties.

Each Contract regarding the Assumed Liabilities and set forth on Schedule 1.4A is in full force and effect and there exists no (i) event of default under such contract by either Seller or any other party to any such Contract or (ii) event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become an event of default under such Contract by either Seller or any other party thereto. With the exception of retention payments disclosed to Buyer, Seller does not have any outstanding liability or obligation under any such Contract and Seller will fully discharge all of its obligations and liabilities in accordance with its terms, and has or will pay all its contractors and all fees in respect of the construction and commissioning of the Premises (including, but not limited to, administrative charges, fees for engineering works, registration fee and survey fees, etc.).

      6.9. SELLER'S USE OF TRANSFERRED ASSETS PRIOR TO CLOSING. From the date of this Agreement until the Closing Date, except as contemplated under the Real Estate Property and License Agreement, Seller will not use the Transferred Assets in any material way whatsoever, and will refrain from taking any actions (including omissions to do anything), which would materially cause harm to or adversely affect the value of the Transferred Assets.

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      6.10. WARRANTIES. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES
MADE BY SELLER IN THIS ARTICLE VI, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE TRANSFERRED ASSETS AND ASSUMED LIABILITIES, IT BEING SPECIFICALLY UNDERSTOOD BY BUYER THAT, EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE VI, THE TRANSFERRED ASSETS AND ASSUMED LIABILITIES ARE BEING SOLD AND TRANSFERRED "AS IS" IN ALL RESPECTS, SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF BUYER'S, WHETHER OR NOT SELLER HAS BEEN MADE AWARE OF ANY SUCH PURPOSE.

      6.11. TAX MATTERS. Seller has timely field within the time period for filling or any extension granted with respect thereto, all Tax returns which it is required to file relating or pertaining to any all Taxes attributable to or levied upon the Transferred Assets with respect to the Pre-Closing Tax Period and has paid any and all Taxes it is required to pay in connection with the taxable period to which such Tax returns relate. There are (and as or immediately following the Closing there will be ) no liens for taxes on the Transferred Assets, other than Permitted Liens, and no action, proceeding or, to use Knowledge of sellers, investigation has been instituted against Seller which would give rise to any such lien, other than Permitted liens. Seller has no knowledge of any claims asserted or threatened with resect to any Taxes.

      6.12. COMPLIANCE WITH APPLICABLE LAWS. Except the disclosed in the Disclosure Schedule, Seller is conducting its business and activities relating to the Transferred Assets and the Assumed Liabilities in a material compliance with applicable statutes, laws, ordinances, rules, orders and regulations of all Governmental Authorities.

                  ARTICLE VII. CONDITIONS OF BUYER'S OBLIGATIONS

      The Obligation of Buyer to consummate the transactions contemplated herein is subject to the satisfaction (or waiver by Buyer) of the conditions set forth below in this Article.

      7.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller made in this Agreement and the other Operative Agreements shall be true and correct in all material respects as of the Date of Execution and as of the Closing Date with the same effect as if made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to and earlier time in which case such representations and warranties shall be true and correct in all material respects as of such earlier time. Seller shall have performed or complied with in all material respects its respective covenants, agreements and undertakings contained in this Agreement and the other Operative Agreements required to be performed at or prior to the Closing.

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      7.2. CONSENTS, APPROVALS, AND INJUNCTIONS. Seller shall have obtained or made all consents, approvals, orders, licenses, permits and authorizations of, and registrations, declarations and fillings with any Governmental Authority of any other Person required to be obtained or made by or with respect to the transfer and sale of the Transferred Assets in connection with the execution and delivery of this Agreement and the other Operative Agreements and the consummation of the transactions contemplated herby and thereby (including without limitation, the transfer and assignment of the Transferred Assets and the Assumed Liabilities).

            7.3. CONSENTS, GOVERNMENTAL ACTIONS, PERMITS; BURDENSOME CONDITIONS.

      (a) All Governmental Actions set forth on Schedule 7.3(a), if any, including the issuance or transfer of all permits or other consents of Governmental Authorities necessary for Seller to transfer the Transferred Assets shall (i) have been taken, given or obtained, (ii) be in full force and effect, and (iii) not be subject to any pending proceedings or appeals, administrative, judicial or otherwise (and the time for appeal shall have expired of, if an appeal shall have been taken, it shall have been dismissed).

      (b) No burdensome Condition shall exist with report to Buyer in connection with the transactions contemplated by the Operative Agreements.

      7.4. GOVERNMENTAL RATE. No Governmental Rule shall have been instituted, issued or proposed to restrain, enjoin or prevent the consummation of the transactions contemplated by this Agreement and the other Operative Agreements or to invalidate, suspend or require modification of any material provision of any Operative Agreement.

      7.5. OPERATIVE AGREEMENTS AND OTHER AGREEMENTS. Seller shall have entered into each of the Operative Agreements to be executed by it and each such Operative Agreement shall be in full force and effect without breach thereunder by Seller, International Business Machines Corporation and Amkor Technology, Inc, shall have entered into the Intellectual Property Agreements, "Goods Agreement" and related "Statement of Work" and " Attachments" to such" Statement of Work", and each such agreement shall be in full force and effect without breach thereunder by International Business Machines Corporation. IBM Singapore Pte Ltd and Amkor Technology Singapore Pte. Ltd. shall have entered into the "Transition Services Agreement", the "Asset Purchase Agreement", Including its related "Assignment and Assumption Agreement", as well as a related "Real Estate Lease Assignment Agreement", and each such Agreement shall be in full force and effect without breach thereunder by IBM Singapore pte Ltd.

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Xin and Buyer shall have entered into a "Sales Contract of Commodity Premises"
for the Transfer of the Premises and such agreement shall be in full force and effect without breach thereunder by Xin. Xin and Seller shall have entered into the "Lease Modification and Termination Agreement" and such agreement shall be in full force and effect without breach thereunder by either party thereto.

      7.6. INJUNCTION, ORDERS. (a) No injunction order or decree of any Governmental Authority shall be in effect as of the Closing, and no lawsuit, claim, proceeding or investigation shall be pending or threatened by or before any Governmental Authority as of the Closing, which would restrain, prohibit or make unlawful the transfer to, and the ownership and operation by Buyer of the Transferred Assets or the assumption by Buyer of the Assumed liabilities or invalidate or suspend any provision of the Operative Agreements in any material respect.

      (b) No action or proceeding challenging the transactions or any provision of this Agreement or the other Operative Agreements in any material respect shall be pending or threatened against any party.

      7.7. CLOSING DOCUMENTS. Seller shall have delivered to Buyer the following documents.

      (a) a certificate of a duly authorized officer of Seller, dated as of the Closing Date, to the effect that the representations and warranties of Seller in this Agreement are true and correct in all material respects (save as disclosed or qualified in the Disclosure Schedule) and that all actions required to be taken by seller prior to the Closing have been duly taken;

      (b) a certificate of a director or the secretary or assistant secretary of Seller, dated the Closing Date, as to the continued existence of Seller and certifying the authorization of the execution of the certificate described in
Section 7.7(a) and the execution, delivery and performance of the Operative Agreements; and

      (c) Seller shall have delivered to Buyer each of the documents referred to in Section 2.2(a).

      7.8. NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change to the Transferred Assets since the Date of Execution.

      7.9. CONDITION OF ASSETS. To a material extent, the Transferred Assets shall not have been damaged or destroyed, prior to the Closing Date, by fire or other casually, whether or not fully covered by insurance.

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                ARTICLE VIII. CONDITIONS TO SELLER'S OBLIGATIONS.

      The obligations of Seller ??? the transactions contemplated herein Shall be subject to the satisfaction (or waiver by seller) of the conditions set forth below in this Article.

      8.1 PAYMENT OF PURCHASE PRICE AND RECEIPT OF PARENT GUARANTY FOR THE SECOND INSTALLMENT OF THE PURCHASE PRICE.

      (a) The payment of the first installment of the Purchase Price, at Closing, in the manner specified in Section 1.3.

      (b) The receipt by Seller of a parent guaranty, in a form satisfactory to seller, issued by Amkor Technology, Inc. ("Buyer's Parent") for the second installment of the Purchase Price (twelve million U.S. Dollars (US$ 12,000,000)), and compliance by Buyer's parent with the conditions to Closing set out in such parent guaranty.

      8.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer made in this Agreement and the other Operative Agreements shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as if made at and as of the Closing Date, except to the extent such representation and warranties expressly relate to an earlier time in which case such representations and warranties shall be true and correct in all material respects as of such earlier time. Buyer shall have performed or complied with in all material respects its respective covenants, agreements and undertakings contained in this Agreement and the other Operative Agreements required to be performed at or prior to the Closing.

      8.3 CONSENTS, APPROVALS AND INJUNCTIONS. (a) Buyer shall have obtained or made all consents, orders, approvals, licenses, permits and authorizations of, and registrations, declarations and filings with, any Governmental Authority or any other Person required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Operative Agreements, and the consummation of the transactions contemplated hereby and thereby (including without limitation, the ownership and operation of the Transferred Assets and the assumption of the Assumed Liabilities).

      8.4 CONSENTS, GOVERNMENTAL ACTIONS, PERMITS; BURDENSOME CONDITIONS.

      (a) All Governmental Actions set forth on Schedule 7.3 (a), if any, including the issuance or transfer of all permits or other consents of Governmental Authorities necessary for Buyer to receive the Transferred Assets shall (i) have been taken, given or obtained, (ii) be in full force and effect, and (iii) not be subject to any pending proceedings or appeal, administrative, judicial or otherwise (and the time for appeal shall have expired or, if an appeal shall have been taken, it shall have been dismissed)

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      (b) No Burdensome Condition shall exist with respect to Seller in connection with the transactions contemplated by the Operative Agreements.

      8.5. GOVERNMENTAL RULE. No Governmental Rule shall have been instituted, issued or proposed to restrain, enjoin or prevent the consummation of the transactions contemplated by this Agreement, and the other Operative Agreements or to invalidate, suspend or require modification of any material provision of any Operative Agreement.

      8.6. OPERATIVE AGREEMENTS AND OTHER AGREEMENTS. Buyer shall have entered into each of the Operative Agreements to be executed by it and each such Operative Agreement shall be in full force and effect without breach thereunder by Buyer.

Amkor Technology, Inc. and International Business Machines Corporation shall have entered into the Intellectual Property Agreements, "Goods Agreement" and related "Statement of Work" and "Attachments" to such "Statement of Work", and each such agreement shall be in full force and effect without breach thereunder by Amkor Technology, Inc. IBM Singapore Pte Ltd and Amkor Technology, Singapore Pte. Ltd. shall have entered into the "Transition Services Agreement", the "Asset Purchase Agreement", including its related "Assignment and Assumption Agreement", as well as a related "Real Estate Lease Assignment Agreement", and each agreement shall be in full force and effect without breach thereunder by Amkor Technology, Singapore Pte. Ltd. Xin and Buyer shall have entered into a "Sales Contract of Commodity Premises" for the transfer of the Premises and such Agreement shall be in full force and effect without breach thereunder by either party thereto. Xin and Seller shall have entered into the "Lease Modification and Termination Agreement" and such agreement shall be in full force and effect without breach thereunder by Xin.

      8.7. INJUNCTIONS, ORDERS. No injunction, order or decree of any Governmental Authority shall be in effect as of the Closing, and no lawsuit, claim, proceeding or investigation shall be pending or threatened by or before any Governmental Authority as of the Closing, which would restrain, prohibit or make unlawful the transfer to Buyer, or the ownership and operation by Buyer, of the Transferred Assets, or the assumption by Buyer of the Assumed Liabilities, or invalidate or suspend any provision of any Operative Agreement.

      8.8. CLOSING DOCUMENTS. Buyer shall have delivered to Seller the following documents:

            (a) a certificate of a duly authorized officer of Buyer, dated the Closing Date, to the effect that Buyer's representations and warranties in this Agreement are true and correct and that all actions required to be taken by Buyer have been duly taken, as of the Closing Date; and

            (b) a certificate of a director or the secretary or assistant secretary of Buyer, dated the Closing Date, as to the continued existence of Buyer, certifying the

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authorization of the execution of the certificate described in Section 8.8(a)
and the execution, delivery and performance of the Operative Agreements as of the closing Date.

                  ARTICLE IX. TERMINATION AND ABANDONMENT; RETURN OF

PURCHASE PRICE

      9.1 METHODS OF TERMINATION. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

            (a)   by mutual written consent of Buyer and Seller;

            (b) by Buyer or seller if this Agreement is not consummated on or before June 15, 2004;

            (c) by Buyer if as of the Closing Date any of the conditions specified in Article VII hereof have not been satisfied; or

            (d) by Seller if as of the Closing Date any of the conditions specified in Article VIII hereof have not been satisfied.

      9.2 PROCEDURE FOR AND UPON TERMINATION. The Party exercising any termination right in Section 9.1 must first give at least 30 days' prior written notice of such termination to the other Party. Such notice shall contain the date that termination and abandonment will become effective. The other party may then cure any event creating such termination right if such event can be cured. If there is no cure during such notice period, then termination and abandonment shall become effective on the date set forth in the notice of termination. In the event of termination and abandonment pursuant to Section 9.1(b)-(d), this Agreement shall terminate and shall be abandoned, without further action by any Party. If this Agreement is terminated as provided herein, each Party shall either destroy or redeliver all documents and other material of the other Party relating to the transaction contemplated hereby, whether obtained before or after the execution hereof, to the other Party.

      9.3 RETURN OF PURCHASE PRICE

      If subsequent to Closing, Buyer is entitled to require Seller to refund such portions of the Purchase Price previously paid by Buyer pursuant to section
6.5 of the Real Estate Property and License Agreement, then, notwithstanding any provision under this Agreement, Buyer shall be entitled to declare that Closing of the sale and purchase of the Transferred Assets hereunder be null and void by giving ten (10) days prior written notice to seller. In such case, Seller shall immediately refund to Buyer such portions of the Purchase Price Previously paid by Buyer. Such refund shall be by electronic funds transfer, in immediately available funds in U.S. Dollars to an account to be specified by Buyer.

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Notwithstanding anything to the contrary hereunder, all transfer, documentary, sales, use registration, value-added, stamp duty, goods and service, real estate transfer, and any similar taxes and related fees (including interest, penalties and additions to tax)incurred under this section 9.3 shall be equally borne by the parties. Further, Buyer's entitlement to require Seller to refund the Purchase Price as described above and Seller's obligation to so refund the Purchase Price shall survive Closing or any termination of this Agreement until May 1,2005, Promptly after Buyer's actual receipt of such refund of the Purchase Price, Buyer shall transfer, assign and novate, and Seller shall so accept, Buyer's rights, interests to the Transferred Assets and Buyer's rights, interests, obligations and liabilities with respect to the Assumed Liabilities in such state and condition, as is, as of the time of the notice given by Buyer to Seller under this Section 9.3 but free and clear of all Liens except Permitted Liens. The provisions of this Section 9.3 shall be without prejudice to the Parties' respective indemnification rights and other remedies hereunder or under any of the Operative Agreements.

                           ARTICLE X. GENERAL MATTERS.

      10.1. SURVIVAL.

      (a)Notwithstanding any investigation by the Parties, all representations, and warranties made by the Parties under this Agreement or in any schedule, document, certificate or other instrument delivered by or on behalf of the Parties pursuant to this Agreement shall be made and relate only to the Date of Execution and the Closing Date, but any claim for breach thereof shall continue in full force and effect after the Date of Execution and after the Closing Date for a period of twelve (12) months after the Closing Date, after which time they shall cease; provided, however, that all representations and warranties relating to the Assumed Liabilities shall survive the Closing Date until the expiration of the applicable statute of limitation with respect thereto. For clarification, any claim for breach of a representation or warranty that is field with a court having jurisdiction over both Parties and such subject matter within twelve (12) months after the Closing Date (or within the applicable statute of limitation period if such claim is for breach of a representation or warranty relating to the Assumed Liabilities) shall survive until final judicial disposition of such claim.

      (b) Notwithstanding anything to the contrary herein, any provision of this Agreement, including, but not limited to Section 1.3 (Consideration), 9.3 (Return of Purchase Price ),10.1 (Survival),and 10.2(indemnification), which by its terms explicitly contemplates the existence of a right or performance of an obligation for a period of time beyond the Closing and/or termination of this Agreement, will survive Closing and/or termination of the Agreement for such specified period. In addition to the foregoing, the provisions of Sections 10.3 (Limitation of Liability), 4.4 (Discharge of Assumed Liabilities), 10.9 (Modifications and Waiver), 10.10 (Governing Law), 10.11 (Dispute Resolutions),
10.13 (Assignment),10.15 (No Third Party Beneficiaries), and 10.16 (Entire Agreement) shall survive indefinitely.

      10.2. INDEMNIFICATION.

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                                                                  EXECUTION COPY

            (a) Indemnification by Seller: From the Closing Date until the fourth anniversary of the Closing Date only. Seller shall fully indemnify, defend and hold harmless Buyer and Buyer's Affiliates, and their respective officers, directors, employees, representatives and agents (each, a "BUYER INDEMNIFIED PARTY" and collectively, the "BUYER INDEMNIFIED PARTIES") from and against any and all claims, liens, demands, actions, judgments, proceedings, liabilities (whether accrued, absolute, contingent or otherwise) and reasonable associated expenses (including reasonable attorney's fees) ("Claims"), provided that such Claims (i) are brought by third parties against a Buyer Indemnified Party (or Buyer Indemnified Parties), and (ii) directly arise from and relate to the time period prior to the Closing, including, in cases of environmental claims, that the basis for the claim is a Hazardous Substance existing on or under the Premises prior to the Closing, and (iii) directly arise from and relate to a violation of a China Governmental Rule in effect on the Closing Date or any other obligation of Seller on or prior to the Closing Date, and (iv) directly arise from and relate to either (a) Seller's ownership or use of the Transferred Assets, (b) Seller's performance of the Assumed Liabilities, and/or
(c) Seller's leasing or use of the Premises, (individually referred to as a "THIRD PARTY CLAIM AGAINST BUYER" and collectively as, "THIRD PARTY CLAIMS AGAINST BUYER"). "HAZARDOUS SUBSTANCES" means, without regard to amount and/or concentration, petroleum, petroleum distillates, petroleum products, pesticides, radioactive materials and substances, friable asbestos as of Closing, polychlorinated biphenyls ("PCBs"), polyurethane foam insulation, radon and any materials or substances which are regulated under or defined as, or otherwise included in the definition, of "hazardous substances", "hazardous wastes", or "TOXIC SUBSTANCES" in any applicable Environmental Law, and constituents and degradation products of any of the foregoing. "ENVIRONMENTAL LAW" shall mean, as may be amended, any China law, statute, ordinance, code, rule or regulation relating to protection of the environment and/or governing the use, handling, generation, treatment, recycling, storage, manufacture, transportation or disposal of Hazardous Substances.

            (b) Indemnification by Buyer: Until the fourth anniversary of the date on which Seller knew or should have known about specific third party claims or environments matters, Buyer shall fully indemnify, defend and hold harmless Seller and seller's Affiliates, and their respective officers, directors, employees, representatives and agents (each, a "SELLER INDEMNIFIED PARTY" and collectively, the "SELLER INDEMNIFIED PARTIES") from and against any and all Claims that (i) are brought by third parties against a Seller Indemnified Party (or Seller Indemnified Parties), and (ii) directly arise from and relate to the time period after the Closing, including, in cases of environmental claims, that the basis for the claim is a Hazardous Substance existing on or under the Premises after the Closing, and (iii) directly arise from and relate to a violation of a China Governmental Rule in effect after the Closing Date or any other obligation of Buyer on or after the Closing Date and (iv) directly arise from and relate to either (a) Buyer's ownership or use of the Transferred Assets, (b) Buyer's performance of the Assumed Liabilities, and/or (c) Buyer's leasing or use of the Premises, (individually referred to as a "THIRD PARTY CLAIM AGAINST SELLER" and collectively as, "THIRD PARTY CLAIMS AGAINST SELLER").

            (c) Procedure for Third Party Claim Indemnification.

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            (1) Promptly after receipt by an indemnified party of notice of a claim or the commencement of any proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice in writing to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

            (2) The indemnifying party will be entitled to participate in such Claim and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume, by written notice thereof within ten
(10) days of transmittal of the notice of the Claim by the indemnified party, the defense of such proceeding with counsel satisfactory to the indemnified party, provided, however, that the indemnifying party may not so assume the defense if such Claim (A) may result in criminal proceedings, injunctions or other equitable remedies in respect of the indemnified party or its business;
(B) may results in liabilities which, taken with other then existing Claims under this Section 10.2, would not be fully indemnified hereunder; (C) may have a material adverse effect on the business or financial condition of the indemnified party after the Closing Date; (D) is for an alleged amount of less than $25,000; or (E) upon petition by the indemnified party, if an appropriate court rules that the indemnifying party failed or is failing to vigorously prosecute or defend such Claim, in which events the indemnified party shall assume the defense. If the indemnifying party assumes the defense of a Claim by a third party, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of any legal requirement or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such Claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Claim or proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnifying party of its election to assume the defense of such proceeding, the indemnified party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party. A Claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

      10.3. LIMITATION OF LIABILITY. Notwithstanding anything to the contrary set forth in the Operative Agreements, unless this section is specifically and expressly excluded from application to a specific Operative Agreement provision in an Operative Agreement,

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                                                                  EXECUTION COPY

      (a) neither Seller nor Buyer shall be liable to the other Party for any amounts with respect to the branch of an Operative Agreement(s) unless and until such amounts shall exceed in the aggregate one hundred thousand U.S. dollars (US$ 100,000) (the "LIMITATION AMOUNT") (in which case Seller or Buyer, as applicable, shall only be liable to the other Party with respect to the excess over the Limitation Amount);

      (b) there shall be no Seller or Buyer liability to the other Party with respect to any such mater for individual amounts of less than Twenty-Five Thousand U.S. Dollars (US$25,000) and such amounts shall not be taken into account in determining whether the Limitation Amount has been exceeded;

      (c) except with respect to Buyer's obligation to pay to Seller the Purchase Price, Seller's obligation to return such portion of the Purchase Price previously paid by Buyer under the circumstances described in Section 9.3, Buyer's payment and reimbursement obligations pursuant to sections 2.1, 5.3 and 6.2 of the Real Estate Property and License Agreement, and Seller's obligation to transfer to Buyer good and marketable title of the Transferred Assets, free and clean of any and all Liens (other than Permitted Liens), in accordance with this Agreement, in no event shall Seller's cumulative liability to Buyer in the aggregate, or Buyer's cumulative liability to Seller in the aggregate, exceed eleven million, five hundred thousand United States Dollars (US$11,500,000), provide, however, that the final one million, five hundred thousand United States Dollars (US$1,500,000) of such amount shall apply only if entitled to such sum under section 1.5 and 1.6 in Appendix 4 of the Real Estate Property and License Agreement; and

      (d) neither Seller nor Buyer shall be responsible with respect to any Operative Agreement or otherwise for any indirect, incidental, punitive, special or consequential damages whatsoever, including loss of profits or goodwill, business interruptions or claims of customer, even if advised of the possibility of such damages.

      10.4. PUBLIC ANNOUNCEMENTS. The Confidentiality Agreement is hereby incorporated by reference and its provisions shall be deemed to apply to this Agreement and the other Operative Agreements such that the existence of such agreements and any information disclosed under such agreements shall be subject to the provisions of the Confidentiality Agreement. For six (6) months after the Closing Date, all public announcements relating to this Agreement or the transactions contemplated hereby shall be made only after consultation between the Parties, except for disclosures by either Party that in the opinion of counsel for such Party are required by law, rule or regulation. Any disclosures to customers in connection with commercial relationships shall not reveal the Purchase Price of this Agreement. Notwithstanding the foregoing, either Party shall have the right, in its sole discretion, to make such disclosures as it may deem necessary or advisable to any Governmental Authority. In the event of a breach or anticipatory breach

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                                                                  EXECUTION COPY

of this Section 10.4 by either Party, the other Party shall be entitled, in addition to any and all other remedies available at law of in equity, to preliminary and permanent injunctive relief and specific performance without proving damages.

      10.5. COSTS. Each Party shall be responsible for the costs and expenses incurred by it in the negotiation, execution and delivery of the Operative Agreements and, except as otherwise provided elsewhere in such agreements, the consummation of the transactions contemplated hereby and thereby.

      10.6. DUE DILIGENCE. Buyer has engaged in the entire due diligence effort it deemed appropriate prior to executing this Agreement. The sale of the Transferred Assets is based solely upon the results of that due diligence and there has been no reliance upon the representations or statements of Seller, other than as set forth in Article VI.

      10.7. RELEASES AND WAIVERS. The Parties acknowledge and agree that Seller has, prior to Closing, delivered to Buyer signed releases and waivers in the form acceptable by Buyer with respect to certain of the Contracts (Contract Nos. A-05, M-02, M-03, M-04, M-08, M-11 and M-12).

      10.8. ACCESS TO BOOKS, RECORDS AND EMPLOYEES. For a period of fifteen (15) months immediately after the Closing Date, Buyer shall permit Seller reasonable access to any books and records relating to the period prior to the Closing and transferred by Seller to Buyer pursuant to this Agreement. Such access shall be during normal business hours or as the Buyer and Seller may otherwise agree. Prior to such access, Seller shall provide Buyer at least 2 Business Day's advance written notice.

      10.9. MODIFICATION AND WAIVER. No modification or waiver of any provision of this Agreement and no consent by either Party to any departure therefrom shall be effective unless in a writing referencing the particular section of this Agreement to be modified or waived and signed by a duly authorized signatory of each Party, and the same will only then be effective for the period and on the conditions and for the specific instances and purposes specified in such writing.

      10.10. GOVERNING LAW. This Agreement has been delivered at and shall be deemed to have been made in China, and all matters arising from or relating in any manner to the subject matter of this Agreement shall be interpreted and construed, and the rights and liabilities of the Parties determined, in accordance with the published laws of China applicable to agreements executed, delivered and performed within China, without regard to the principles of conflicts of laws thereof.

      10.11. DISPUTE RESOLUTION. Any dispute arising from or in connection with this Agreement shall be submitted to China International Economic and Trade Arbitration Commission for arbitration which shall be conducted in accordance with the Commission's arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon the parties of the arbitration, and any Party may

                                                                  EXECUTION COPY

apply to a court of competent jurisdiction for enforcement of such award. The arbitration fee shall be borne by the losing Party.

Unless it is required otherwise by law, any such arbitration must be commenced no later than one (1) year from the date on which the complaining Party first became aware, or reasonably should have become aware, of the facts or circumstances giving rise to the dispute.

Within fifteen (15) calendar days after a request for arbitration is submitted, each Party shall designate in writing one (1) arbitrator to resolve the dispute who shall, in turn, jointly select a third arbitrator within fifteen (15) calendar days after their designation. The third arbitrator is to be selected in accordance with the procedure established by China International Economic and Trade Arbitration Commission under its arbitration rules then in effect. If a Party does not designate an arbitrator within fifteen (15) calendar days after such written notice is served, the relevant designation shall be made by the Chairman of China International Economic and Trade Arbitration Commission. In the event at the third arbitrator is not selected within fifteen (15) calendar days of the designation of the initial two arbitrator, the Chairman of China International Economic and Trade Arbitration Commission shall select the third arbitrator. The arbitrators so designated or selected shall each be designated or selected from the prescribed list of arbitrators of China International Economic and Trade Arbitration Commission.

      In order to preserve its rights and remedies, any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction or other temporary relief from such a court, pending the final decision or award of the court of competent jurisdiction.

      During the period when a dispute is being resolved, except for the matter being disputed, the Parties shall in all other respects continue their implementation of this Agreement.

      10.12. NOTICES. All notices and other communication hereunder shall be in writing and shall be deemed to have been duly given and shall be effective (a) when delivered by messenger or courier, or (b) five days after deposit for mailing by registered or certified mail, postage prepared, return receipt requested, or (c) within one Business Day when transmitted by telecopy, provided that sender as a report showing transmission of such telecopy, as follows;

            (a)   If to Seller, to:

                  IBM Interconnect Packaging Solutions (Shanghai) Co., Ltd., No. 11 South Ri Ying Road, Wai Gao Qiao Free Trade Zone Shanghai 200131, China

                  Attention: General Manager
                  Telecopy:  (021) 5048 0300

                                                                  EXECUTION COPY

                  with a copy at the following address to:

                  IBM China Company Limited
                  Address: 24/F, IBM Tower, Pacific Century Place
                  Beijing 100027, China
                  Attention: General Counsel, Greater China Group
                  Telecopy:  (10) 6539 1188

            (b)   if to Buyer, to:

                  Amkor Assembly & Test (Shanghai) Co., Ltd.
                  Building No.2,52 Fasai Road,
                  Wai Gao Qiao Free Trade Zone,
                  Shanghai 200131
                  People's Republic of China
                  Attention: General Manager
                  Fax:       (8621) 50644592

                  with a copy to:

                  Amkor Technology, Inc.
                  1345 Enterprise Drive
                  West Chogtor, PA 19380
                  Attention: General Counsel
                  Fax: (610) 431-7189

or to such person or address as either of the parties shall here after designate to the other from time to time by similar written notice.

      10.13. ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the successors and assigns of the parties; provided, that a Party may not assign its rights hereunder without the written consent of the other Party.

      10.14. COUNTERPARTS. This Agreement may be executed by the Parties hereto in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. Each counterpart may be signed and executed by the Parties and transmitted by facsimile and shall be as valid and effectual as if executed as an original. In the case of execution by way of counterparts, this Agreement shall not be deemed to be concluded until the last of such counterparts shall have been executed.

      10.15. NO THIRD PARTY BENEFICIARIES. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder. Accordingly, any Person who is not a party to this Agreement (whether or not such person shall be

                                                                  EXECUTION COPY

named, referred to, or otherwise identified, or form part of a class of persons so named, referred to or identified, in this Agreement) shall have no right to enforce this Agreement or any of its terms.

      10.16. ENTIRE AGREEMENT. This Agreement (including its Schedules and Exhibits), together with the other Operative Agreements comprise the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all other contemporaneous agreements and all prior agreements, understandings and representations, oral or written, between Buyer and Seller relating hereto or thereto. The Schedules and Exhibits form integral part of this Agreement.

      10.17. TIME OF THE ESSENCE. Any time, date or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties but as regards any time, date or period originally fixed and not extended or any time, date or period so extended as aforesaid, time shall be of the essence.

      10.18. BUSINESS CAPACITY. The Parties agree and acknowledge that they have entered into this Agreement, and will undertake the transactions contemplated herein, as part of, or in the course of, their business activity, and not as consumers.

      10.19. HEADINGS AND REFERENCES. In this Agreement (including the Schedules and Exhibits), unless the context otherwise requires:

            (a) headings are included for convenience only and shall not affect the interpretation of this Agreement;

            (b) words importing the singular include the plural and vice versa;

            (c) references to Sections, and Schedules or Exhibits are to sections of, and schedules or exhibits to this Agreement, and references to Sections or paragraphs of the Schedules or Exhibits are to sections or paragraphs of the Schedules or Exhibits (as applicable); and

            (d) a reference to a document or this Agreement includes any amendment or supplement to, or restatement, replacement or novation of, that document or this Agreement from time to time, but disregarding any amendment, supplement, restatement, replacement or novation made in breach of this Agreement.

                                    *******

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

                                                                     12 May 2004

IBM INTERCONNECT PACKAGING SOLUTIONS (SHANGHAI) CO. LTD.

By:    /s/ Alejo Yao
       --------------------
Name:  ALEJO YAO
Title: Gen. Mgr.                             (SEAL)

AMKOR ASSEMBLY & TEST (SHANGHAI) CO.LTD.

By:
   ------------------------------

Name:
      ---------------------------            (SEAL)

Title:
      ---------------------------

               [Signature page to Asset Purchase Agreement-China]

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                                                                  EXECUTION COPY

IBM INTERCONNECT PACKAGING SOLUTIONS (SHANGHAI) CO. LTD

                                                         (seal)

By:
   ------------------------------

Name:
      ---------------------------

Title:
      ---------------------------

AMKOR ASSEMBLY & TEST (SHANGHAI) CO. LTD

                                                         (seal)

By:    /s/ Brian J. Marcucci
       --------------------------
Name:  BRIAN J. MARCUCCI
Title: ATTORNEY IN FACT.

               [Signature page to Asset Purchase Agreement-China]

                                                                  EXECUTION COPY

                                    Exhibit A

                  ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT dated as of May 31, 2004 (this "AGREEMENT"), between Amkor Assembly & Test (Shanghai) Co., Ltd., a wholly-foreign owned enterprise established under the law of the People's Republic of China ("BUYER"), and IBM Interconnect Packaging Solutions (Shanghai) Co., Ltd., a wholly-foreign owned enterprise established under the law of the People's Republic of China ("SELLER")

                              W I T N E S S E T H:

      WHEREAS Buyer and Seller have entered into an assets Purchase Agreement dated as of May 17, 2004 (the "ASSETS PURCHASE AGREEMENT"), providing for, among other things, the purchase by Buyer of the Transferred Assets from Seller; and

      WHEREAS, in conjunction with such purchase, Seller desires to sell, transfer, convey, assign and deliver to Buyer all of Seller's rights, title and interest in and to the Assumed Liabilities.

      NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

      1. Defined Terms. Terms defined in the text of this Agreement shall have such meaning throughout this Agreement.

      2. Other Terms. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Asset Purchase Agreement. Nothing contained herein shall be deemed to alter or amend the terms and provisions of the Asset Purchase Agreement, and in the event of any conflict between the terms and provisions of this Agreement and the Asset Purchase Agreement, the terms and provisions of the Asset Purchase Agreement shall be deemed to govern and be controlling in all circumstances.

      3. Assignment. Seller hereby irrevocably sells, transfers, conveys, assigns and delivers to Buyer all of its rights, title and interest in and to the Assumed Liabilities.

      4. Assumption. Buyer does hereby accept such sale, transfer, conveyance, assignment and delivery of all of Seller's right, title and interest in and to the Assumed Liabilities by Seller and assumes all obligations and liabilities arising thereunder following the Closing.

                                                                  EXECUTION COPY

      5. Effective time. The assignment by Seller, and the acceptance thereof by Buyer, of the Assumed Liabilities, pursuant to this Agreement, shall be effective as of the date hereof.

      6. Non contravention. Certain of the Assumed Liabilities may require the consent of third parties to any assignment. Such assignment to Buyer are made subject to the obtaining of such consents and shall be effective as of the date of such consent. The execution of this Agreement shall not be interpreted, and is not intended to be interpreted, as any action taken by Seller that would be contrary to the terms and conditions of any contract requiring the consent of any third party to such assignment. Buyer and Seller shall fully cooperate with each other in an attempt to obtain such consents, as set forth in the Asset Purchase Agreement.

      7. Notices. All notices and other communications hereunder shall be as set forth in the Asset Purchase Agreement.

      8. Amendment. This Agreement may be amended, modified or supplemented, and any provision hereof may be waived, only by written agreement of the parties hereto signed by an authorized representative of each party hereto.

      9. Waivers. Any failure of a party hereto to comply with any obligation, agreement or condition herein may be waived by the other party hereto; provided, that any such waiver may be made only by a written instrument signed by the party granting such waiver, but such waiver of failure to insist upon strict compliance with such obligation, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure; and provided further that no waiver by a party hereto of any breach or default by the other party under this Agreement shall be deemed a waiver of any other previous breach or default or any thereafter occurring.

      10. Entire Agreement. This Agreement, together with the Asset Purchase Agreement (including any exhibits and schedules attached hereto and thereto), embody the entire understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all contemporaneous and prior agreements and understandings between the parties with respect to such subject matter.

      11. Headings. The headings contained in this Agreement are for reference purposes only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

      12. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by the published laws of China without reference to its principles of conflict of law.

      13. Severability. If any one or more provisions contained in this Agreement, or the application of such provision to any Person or circumstance, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity,

                                                                  EXECUTION COPY

illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

      14. Third Party Actions. Seller and Buyer hereby agree to cooperate in defending or prosecuting any claims or litigation relating to the transfer of title as provided herein, and to make available and furnish appropriate documents and testimony in connection therewith.

      15. Seller's Obligations. Seller hereby covenants and agrees to execute and deliver all such other further instruments of conveyance, assignment and transfer and all such other notices, releases, acquittance, powers of attorney and other documents, and do all such other acts and things as may be necessary to more fully convey and assign to Buyer, or its successors or assigns, all right, title and interest in and to the Assumed Liabilities conveyed, assigned and transferred to or acquired by Buyer pursuant to this Agreement, including, without limitation, filings with any governmental entity, authority or instrumentality, domestic or foreign.

      16. No Third-Party Beneficiaries. This Agreement is not intended and shall not be deemed to confer upon or give any Person except the parties hereto and the parties to any assigned Contracts in the Assumed Liabilities and their respective successors and permitted assigns any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement and a Person who is not a party to this Agreement has no right to enforce this Agreement or any of its terms.

      17. Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party hereto, such consent not to be unreasonably withheld. Any purported assignment of this Agreement other than in accordance with this paragraph 17 shall be null and void and of no force or effect.

      18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding Agreement when one or more of the counterparts have been signed by each of the parties hereto and delivered to the other party hereto.

                         [remainder of page left blank]

                                                                  EXECUTION COPY

      IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

AMKOR ASSEMBLY & TEST (SHANGHAI) CO. LTD.

By:    /s/ Brian J. Marcucci
       ----------------------------
Name:  Brian J. Marcucci
Title: Attorney in Fact

IBM INTERCONNECT PACKAGING SOLUTIONS (SHANGHAI) CO. LTD.

By:    /s/ Alejd Yao
       ---------------------
Name:  ALEJD YAO
Title: GENERAL MANAGER

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                                                                  EXECUTION COPY

                     Schedule of Disclosure and Exceptions
                        to the Asset Purchase Agreement
          by and among Amkor Assembly & Test (Shanghai) Co., Ltd, and
           IBM Interconnect Packaging Solutions (Shanghai) Co., Ltd.

This is the Schedule of Disclosure and Exceptions (including the Schedules, Sub-schedules, and Exhibits hereto, the "Disclosure Schedule") being provided in conjunction with the Asset Purchase Agreement dated as of May 17, 2004 by and among Buyer and Seller, to which this Disclosure Schedule is attached and constitutes formal disclosure to Buyer by Seller for the purposes of the said agreement of the facts and circumstances which are or may be inconsistent with or constitute exceptions to the representations, warranties, undertakings and covenants referred to in the agreement (collectively the "WARRANTIES") or which otherwise give or may give rise to a claim under the agreement by Buyer. Such facts and circumstances will be deemed to qualify the Warranties accordingly. Unless otherwise indicated, all capitalized terms used in this Disclosure Schedule shall have the meaning provided in the above referenced Asset Purchase Agreement.

References in this Disclosure Schedule to paragraphs, headings numbers shall, unless the context otherwise requires, be to those headings and numbered paragraphs in the agreement and shall be for convenience only and shall not alter the construction of this Disclosure Schedule not in any way limit the effect in any of the disclosures, all of which are made against the Warranties as a whole. The contents of all documents annexed to this Disclosure Schedule or referred to herein shall, in the event of any inconsistency prevail over any summaries of such documents contained in this Disclosure Schedule. For convenience only, certain disclosures have been made by reference to specified Warranties. However, each such disclosure shall be taken to qualify all the Warranties to which it is capable of relating. Each such disclosure is given without prejudice to the generality or effectiveness of any other disclosure.

Where brief particulars only of a matter are set out or referred to in this Disclosure Schedule, or a document is referred to but not attached, full particulars of the matter and the full contents of the document are deemed to be disclosed and it is assumed that Buyer does not require any further particulars. Buyer confirms that all matters disclosed in this Disclosure Schedule have been used in advance and the Buyer has been given the opportunity for further enquiry and that Buyer has carried out such further enquiries to its satisfaction. Accordingly, Seller is deemed to have adequately disclosed all the matters raised or referred to in this Disclosure Schedule and shall not be in breach of any of the Warranties insofar as it relates to the matter so disclosed.

In this Disclosure Schedule, unless specified otherwise (a) the rule known as the [???] generis rule shall not apply and accordingly general words introduced by the word "other" shall not be given a restrictive meaning by reason of fact that they are preceded by words indicating a particular class of acts, matter or things; and (b) general words

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shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

By way of general disclosure, the following matters are disclosed or deemed disclosed to Buyer and Buyer is deemed aware of each and every matter disclosed or referred to in the following:

  (a) The contents of the Operative Agreements and all transactions referred to therein.

  (b) All matters which would be apparent from an inspection of the Transferred Assets by a prudent purchaser and/or its professional advisors.

  (c) The contents and enclosures of all documents which are annexed hereto and all other documents that have been made available to Buyer or Buyer's professional advisors.

  (d) The contents of all correspondence between the Parties' respective counsels.

Any disclosures made under the headings of one section of this Disclosure Schedule many apply to or qualify to disclosures made under one or more of the other sections if such disclosures could reasonably be read to be in response to such other sections. Nothing in this Disclosure Schedule shall constitute an admission of any liability or obligation of Seller to any third party nor an admission against Seller's interest.

Those schedules which by their nature must be updated to reflect the facts as of the Closing Date will be updated by the Seller to reflect changed circumstances between the Date of Exception and the Closing Date.

This Disclosure Schedule may contain statements which are not statements of historical facts but statements relating to the expected performance and prospects in relation to the Transferred Assets and the business related thereto (including statements as to revenue and profitability, expected growth, in demand, expected industry needs, anticipated completion or start-up dates for expansion projects) and are qualified by or containing words such as "expects", "believes", "plans", "intends", "estimates", "anticipates", "may", "will", "could" and similar words ("FORWARD LOOKING STATEMENTS").

Forward Looking Statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Transferred Assets (and the business related thereto) to be materially different from any future results, performance or achievements expressed or implied by these Forward Looking Statements. These risks, uncertainties and other factors include, among others:

(a) changes in political, social and economic conditions and the regulatory environment in Singapore, the region and elsewhere;

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(b)    changes in currency exchange rates;

(c)    anticipated growth strategies and expected internal growth;

(d)    changes in fees for services;

(e) changes in the availability and prices of products needed to operate the Transferred Assets (and the business related thereto);

(f) changes in customer preferences, competitive conditions and the ability to complete under these conditions;

(g) changes in future capital needs and the availability of financing and capital to fund these needs;

(h)    business risks; and

(i)    other factors beyond Buyer's/Seller's control.

Given the risks and uncertainties that may cause the actual future results, performance or achievements of the Transferred Assets (and the business related thereto) to be materially different from that expected, expressed or implied by the Forward Looking Statements provided to Buyer (including buyer's professional advisers), seller is not representing or warranting that the actual future results, performance or achievements of the Transferred Assets (and the business related thereto) will be as indicated in the Forward Looking Statements. Further, there is no obligation of Seller to update any of the Forward Looking Statements to reflect future developments, events or circumstances.

Without Prejudice to the generality of the forgoing, Seller discloses the matters set out in Appendix A hereto.

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                   SCHEDULES TO THE ASSET PURCHASE AGREEMENT

Disclosure Schedule

Schedule A   Additional Permitted Liens

Schedule 1.1. Transferred Asset Listing

Schedule 1.2. Excluded Assets

Schedule 1.4. Assumed Liabilities

    Sub Schedule 1.4.A.   Assumed Liabilities under Contracts to be Assigned

    Sub Schedule 1.4.B.   Assumed Liabilities Relating to Periods Prior to
                          Closing for which Buyer will be Responsible

    Schedule 2.2(a)1      Conveyance, Transfers, Assignments, and Documents of
                          Title

    Schedule 4.1          Seller's Required Consents to Assignment Novations

    Schedule 7.3(a)       Governmental Actions

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                                                                  EXECUTION COPY

SCHEDULES TO THE ASSET PURCHASE AGREEMENT (CHINA INPAC)

Disclosure Schedule:

      [None]

Schedule A:  Additional Permitted Liens

      [None]

Schedule 1.1 Transferred Asset Listing

  CONTRACT/PO          TITLE                                         REMARKS
  -----------          -----                                         -------
                     SERVICES
     A.05            CLEAN ROOM DESIGN                             Terminated
     E.01            ELECTRICAL INSTALLATION (???)                 Suspended
     E.07            35 KV INSTALLATION                            Suspended
     M.02            PROCESS PIPE                                  Terminated
     M.03            DL WATER                                      Terminated
     M.04            IWWT                                          Terminated
     M.05            NATURAL GAS SUPPLY                            Terminated
     M.11            PROCESS EXHAUST                               Terminated
     M-12            JANITORIAL VACUUM                             Terminated
     G-17            York Maintenance                              On Closing
     G-18            Electrical Maintenance                        On Closing
     G-19            Elevator Maintenance                          On Closing
     G-20            Mechanical Maintenance                        On Closing
     G-21            US FILTER MAINTENANCE                         On Closing
     G-31            Site Security                                 On Closing

                     PHYSICAL ASSETS

   PO-E-001A         35KV Switchgear                               Completed
   PO-E-001B         6.0KV Switchgear                              Completed
   PO-E-002          400V Switchgear and Transformer               Completed
   PO-E-003          MCC's                                         Completed
   PO-E-005          UPS                                           Completed
   PO-E-007          Specialty Light Fixture                       Completed
   PO-E-008A         Switchboard Power Panels                      Completed
   PO-E-008B         ATS                                           Completed
PO-A-MCVD-M040       Janitorial Vacuum System Equipment            Completed
     None            Bechtel CM services                           Completed
     None            IDCC Design Service

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Schedule 1.2 Excluded Assets

            Miscellaneous items relating Primarily to the InPac employees:
            Printers, computers, office furniture, office equipment and supplies (including but limited to pencils)

Schedule 1.4 Assumed Liabilities

Sub Schedule 1.4.A Assumed Liabilities under Contracts to be Assigned

CONTRACT                            TITLE                             REMARKS
--------                            -----                             -------
  E-01                     Electrical Installation                   Suspended
  E-07                     35 KV Installation                        Suspended
  G-17                     York Maintenance                          On Going
  G-18                     Electrical Maintenance                    On Going
  G-19                     Elevator Maintenance                      On Going
  G-20                     Mechanical Maintenance                    On Going
  G-21                     US Filter Maintenance                     On Going
  G-01                     Site Security                             On Going

Sub Schedule 1.4.B Assumed Liabilities Relating to Periods Prior to Closing for
                   which Buyer will be Responsible

            Construction work under Contract E-01 for the grounding and lighting protection systems currently underway as required to complete the Base Building Work pursuant to the Real Estate Property and License Agreement.

Schedule 2.2(a)1 Conveyance, Transfers, Assignments, and Documents of Title

                                 CUSTOM HANDBOOK

Schedule 3.1 Allocation Statement:

             To be provided by Amkor within  30 days of Closing.

Schedule 4.1 Seller's required Consents to Assignment/Novation, if any:

                                 All Contracts listed in Schedule 1.4A

Schedule 4.2 Premises License

Schedule 7.3(a) Government Actions

                                 [None]

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